Exhibit 10.1

EXEC Version

April 9, 2023

Sres.

Alfredo Pedro Ricca

Amelia del Carmen Barbero

Jose Alfredo Ricca

Cesar Francisco Ricca

María Florencia Ricca

María Victoria Ricca

Salta 3248,

(2400) San Francisco, Cordoba

Attention: Alfredo Pedro Ricca

Ref.: Offer Letter N° 1/2023

From our consideration:

We hereby inform you of our acceptance in all its terms and conditions to your Offer Letter No. 1/2023 dated April 9, 2023.

Yours sincerely,

/s/ Gaston Paladini
MOOLEC Science S.A.
Gaston Paladini
President

San Francisco, Province of Cordoba, April 9, 2023

Messrs.

MOOLEC Science S.A.

17, Boulevard Raiffeisen, L-2411,

Luxembourg, Grand Duchy of Luxembourg

Attention: Mr. Gaston Paladini

Ref.: Offer Letter No. 1/2023

Dear Sirs:

We, the undersigned, Alfredo Pedro Ricca, ID number 10,920,465, Amelia del Carmen Barbero, ID number 10,680,703, José Alfredo Ricca, ID number 29,363,499, César Francisco Ricca, ID number 39,546,636, María Florencia Ricca, ID number 26,575,519, and María Victoria Ricca, ID number 27,870,244 (hereinafter the “Sellers”), as shareholders holding 100% of the shares and voting rights of Valorasoy S.A., a company incorporated and existing in accordance with the laws of the Argentine Republic, with its registered office at Ruta Nacional 19, Km. 200, Zona Rural, Localidad de El Tio, Departamento de San Justo, Provincia de Cordoba, República Argentina (the “Company”), hereby address MOOLEC SCIENCE S.A., a company incorporated in accordance with the laws of the Grand Duchy of Luxembourg and with its registered office at 17, Boulevard Raiffeisen, L-2411, Luxembourg, Grand Duchy of Luxembourg (hereinafter, the “Buyer” and together with the Sellers, the “Parties”), in order to submit an irrevocable offer for the direct acquisition, by itself or by its Affiliates (as defined below) of one hundred percent (100%) of the shares and voting rights of the Company, on the terms and conditions included as Annex I hereto (hereinafter, the “Offer” and, in the event that it is accepted by the Buyer, the “Contract”).

The Offer is irrevocable and will be valid for 5 (five) business days for acceptance, counted from the date of receipt of the Offer by the Buyer.

Partial acceptance of this Offer will not be possible or valid and it must be accepted in its entirety.

This Offer will be considered accepted by the Buyer if, within the aforementioned period, the Buyer unequivocally expresses its acceptance of all its terms and conditions (the “Acceptance”).

This Offer will be governed by, and interpreted in accordance with, the internal laws of the State of New York, without the rules of referral in conflict of laws being applicable and any conflict arising in its interpretation and/or compliance must be resolved in accordance with the provisions of Sections 9.4 and 9.6 of Annex I.

Yours sincerely.

/s/ Alfredo Pedro Ricca	/s/ Amelia del Carmen Barbero	/s/ José Alfredo Ricca
Alfredo Pedro Ricca ID 10.920.465	Amelia del Carmen Barbero ID 10.680.703	José Alfredo Ricca ID 29.363.499

/s/ César Francisco Ricca	/s/ María Florencia Ricca	/s/ María Victoria Ricca
César Francisco Ricca ID 39.546.636	María Florencia Ricca ID 26.575.519	María Victoria Ricca ID 27.870.244

ANNEX I

TERMS AND CONDITIONS OF THE STOCK PURCHASE OFFER

WHEREAS:

(A)	As of the Closing Date, the Sellers are jointly and legitimate owners of all the issued shares of the Company, namely two hundred (200) ordinary, nominative, non-endorsable shares with a nominal value of one hundred pesos (AR$ 100) each and entitled to one (1) vote per share, fully paid-in and representing 100% of the share capital and voting rights of the Company (the “Initial Shares”).

(B)	As of the Closing Date, and after the Irrevocable Contributions Capitalization (as defined below), the Sellers will be jointly and legitimate owners of all the issued shares of the Company, namely twenty-nine thousand six hundred and six (29,606) ordinary, nominative, non-endorsable shares with a nominal value of one hundred pesos (AR$ 100) each and entitled to one (1) vote per share, fully paid-in and representing 100% of the share capital and voting rights of the Company (the “Transferred Shares”).

(C)	The Sellers wish to sell and the Buyer wishes to purchase the Transferred Shares, free of any liens and encumbrances, on the terms set forth in this Offer.

Therefore, upon acceptance of the Offer by means of the Acceptance, the Parties shall have agreed as follows:

SECTION 1

DEFINITIONS

1.1	Definitions.

Without prejudice to other definitions included throughout this document, the terms indicated below, if capitalized, and the expressions “hereof,” “herein,” and “pursuant to this,” even if not capitalized, shall have the following meanings for the purpose of interpreting this Offer (such meanings shall equally apply to the singular and plural form of the defined terms):

“ACL” shall mean the Argentine Companies Law No. 19,550 (T.O. 1984), and its amendments.

“Affiliate” applied to any Person (whether natural or legal) means (i) any other natural or legal Person that directly or indirectly controls, is controlled by, or is under common control with such Person, and/or (ii) any Person who has a family relationship up to the fourth degree of consanguinity or affinity. For the purposes of this definition, the term “control” (including, with corresponding meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used in relation to any Person, shall have the meaning indicated in the definition of the term Control.

“Agreement” means all contracts, agreements, leases, mortgages, licenses, instruments, deeds, promissory notes, commitments, joint ventures, and any other legally binding agreement, whether written or oral.

“AR$” or “Pesos” shall refer to the Argentine peso, which is the legal currency in the Argentine Republic.

“Business” means the production and commercialization of products derived from soybeans and other textured vegetable proteins.

“Business Day” means the days when banks are open to the public in the Argentine Republic.

“Buyer” means the party defined in the heading of the Offer.

“Cash Payment” shall have the meaning set forth in Section 2.2(i) hereof.

“CCI” shall have the meaning set forth in Section 9.6(i) hereof.

“Celebration Date” means the date of Acceptance of the Offer.

“Claim” means any claim, action, or demand (whether arising out of contract, tort or otherwise), litigation (whether in common law or equity, private or criminal law), proceeding, controversy, inspection, arbitration, investigation, hearing, charge, complaint, requirement, notice or process, whether made, brought, conducted or heard by or before any Person, Governmental and/or Tax Authority, mediator, conciliator or not.

“Closing” shall have the meaning set forth in Section 3.4(i) hereof.

“Closing Date” shall have the meaning set forth in Section 3.4(ii) hereof.

“Commercial Counterparty” shall have the meaning set forth in Section 8.1(c) hereof.

“Company´s Plant” shall have the meaning set forth in Section 8.3(c) hereof.

“Contract” means the stock purchase agreement resulting from the acceptance of the Offer.

“Contractor” shall have the meaning indicated in Section 4.15 (viii) hereof.

“Control” means the ownership, direct or indirect, of more than 50% of the votes or the right to appoint at least more than half of the members of the management body of a legal person or in any other way or title to establish the business policies of such person.

“Corporate Documents” means (i) the bylaws of the Company dated February 5, 2011, and their amendments duly registered with the IPJ, and (ii) the Share/Shareholders Registry book of the Company.

“Dispute” means any controversy that arises directly or indirectly between the Sellers, individually and/or jointly, and the Buyer, arising from or related to this Agreement and/or any ancillary or related agreements and documents, their existence, acceptance, validity, qualification, interpretation, scope, performance, damage remediation or termination.

“EBITDA”: means, with respect to any fiscal year of the Company, earnings before interest, taxes, depreciation, and amortization, calculated in accordance with the applicable GAAP.

“Employees of the Company” shall have the meaning set forth in Section 4.15(i) hereof.

“Environmental Issues” means any matter related to: (a) environmental protection and pollution; (b) the control of hazardous, radioactive, or toxic materials and/or substances, or chemical precursors, or the protection of air, water, soil or land; and (c) the generation, presence, use, handling, labeling, treatment, storage, disposal, discharge, potential discharge, spillage, final disposal, remediation and/or transportation of all kinds of waste, including but not limited to, special, industrial, hazardous, urban, whether in solid, gaseous or liquid phases.

“Environmental Laws” means, without limitation, any federal, provincial or municipal law, decree, regulation, ordinance, resolution, rule, order, judgment or governmental requirement imposed by any Governmental Authority governing Environmental Matters.

“Essential Assets” shall have the meaning indicated in Section 4.6.(i) hereof.

“Financial Statements” means, as of the Signing Date, the last audited financial statements of the Company, closed as of December 31, 2021, and as of the Closing Date, the last audited financial statements of the Company, closed as of December 31, 2022.

“Foreign Exchange Regulations” means any law or foreign exchange regulation issued by the Congress of the Argentine Nation, the National Executive Power of the Argentine Republic, the Ministry of Finance of the Argentine Republic, the Federal Administration of Public Revenues, the Central Bank of the Argentine Republic, and/or any other Governmental Authority, and any modifications, clarifications, supplements or replacements thereof, and any other regulations currently in force as of the date hereof or which may replace them in the future.

“GAAP” means Generally Accepted Accounting Principles as applied in Argentina.

“Government Authority” means any federal, provincial or municipal government or regulatory authority, national or foreign, any state-owned company, company in which any government is a majority shareholder or controls or participates in the decision-making of the company, non-state public entity, or any department or agency thereof, including, without limitation, the Federal Administration of Public Revenues or AFIP (Argentine national Tax Authority), the so-called General Revenue Directorates (or similar provincial Tax Authorities in Argentina), registry, ministry or secretariat (whether national, provincial or municipal), any court, administrative agency, commission, central banking authority, political subdivision or tribunal (including any arbitration tribunal), or the body that exercises or has the right to exercise any administrative, executive, judicial, legislative, police, regulatory, tax or any other authority.

“Governmental Order” means any rule, regulation, order, writ, injunction, decree, stipulation, decision, resolution, determination, or judgment issued by any Governmental Authority.

“Gross Margin” means, with respect to any fiscal year of the Company, the difference between revenues and the cost of goods sold divided by revenues.

“Holdback Period” shall have the meaning set forth in Section 2.3(i) hereof.

“Indemnified Party Claim Notice” shall have the meaning set forth in Section 7 hereof.

“Initial Shares” shall have the meaning ascribed to them in the recitals of this document.

“IPJ” means the public registry of the Province of Córdoba under the direction of the Inspection of Legal Entities.

“Irrevocable Contributions Capitalization” shall have the meaning set forth in Section 3.3(d) hereof.

“Law” will have the meaning set forth in Section 4.2(v) hereof.

“Lending Banks” means Banco de la Provincia de Cordoba S.A., Banco de la Nacion Argentina, Banco Santander Argentina S.A., Banco Macro S.A., Hsbc Bank Argentina S.A., and Banco de Galicia y Buenos Aires S.A.U.

“Liabilities” means all and any certain or contingent, direct or indirect, joint or several, matured or unmatured, secured or unsecured, accounted for or hidden, or of any other nature, including, without limitation, debts, liabilities, obligations, and claims, in all cases of any kind.

“Lien” means any real or personal, voluntary or forced security right, including, without limitation, pledges, privileges, charges, mortgages, orders of attachment or annotations of lawsuit or other precautionary measures issued by courts of justice or administrative agencies, encumbrances, easements, real security rights, fiduciary assignment (of any nature or under any modality), usufruct, easements, surface rights, third-party real rights, options, and restrictions of any kind.

“Losses” or “Damages” means any and all loss, damage, cost, and expense suffered by the Parties, including without limitation: (i) court costs and reasonable attorneys’ fees and other professional fees incurred in connection with any Claim (including those incurred in connection with the defense or initiation and prosecution of indemnifiable claims); (ii) lost profits or lost chance; (iii) damages suffered as a shareholder of the Company – or its respective successors and/or assigns – resulting from losses suffered by the Company and not indemnified to the Company net of: (a) any specific provision or reserve made by the Company in connection with such loss or damage, and (b) any tax deduction or reduction resulting from such loss or damage.

“ICC Arbitration Rules” shall have the meaning set forth in Section 9.6(i) hereof.

“Indemnified Party” shall have the meaning set forth in Section 7.3. hereof.

“Indemnifying Party” shall have the meaning set forth in Section 7.3. hereof.

“Indemnity Period” shall have the meaning set forth in Section 7.2(i) hereof.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether owned or licensed for use, whether registered or not, including: (i) patents and patent applications, utility models, import/confirmation patents, invention certificates, registration certificates, and similar rights; (ii) trademarks and service marks, certification marks, trade dress, trade names, company names, logos, and similar indications of origin; (iii) inventions, disclosures of inventions, discoveries, and improvements, whether patentable or not; (iv) know-how, trade secrets, business and technical information, methodology, technology, schemes, drawings, prototypes, models, results, studies, and other proprietary or confidential information or data, and the right in any jurisdiction to limit the use or disclosure thereof; (v) software, including data files, source code, object code, application programming interfaces, computerized databases, and other specifications and documentation related to software; (vi) written works, author works, designs, databases, and other works protected by copyright; (vii) Internet domain names; (viii) information and data, whether proprietary or not, relating to customers, clients of customers, or end users; and (ix) claims, causes of action, and defenses relating to the enforcement of any of the foregoing; in each case of (i) to (viii) above, including any records of, applications for, and renewals and extensions of, any of the foregoing with or by any Governmental Authority.

“Material Adverse Effect” means any condition, circumstance, event, change or effect (“Event”) that is or could reasonably be expected to be, materially adverse with respect to (i) the Business, the Essential Assets, the financial condition, the results of operations or the business prospects of the Company; and/or (ii) the ability of the Sellers to perform their obligations under the Offer. Provided, however, that if such Event is of a purely financial nature, it shall not be deemed to constitute a Material Adverse Effect unless the aggregate or combined impact is equal to or greater than US$ 200,000 (Two Hundred Thousand United States Dollars). Notwithstanding the foregoing, none of the following events, individually or together, shall constitute a Material Adverse Effect: (i) any changes in GAAP, interpretations of the Governmental Authorities, other accounting criteria that may become applicable, implementation or change in Applicable Law, or subsequent interpretations or applications by any Governmental Authority; (ii) any changes in global, national or regional social policies or conditions, including armed conflicts, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or force majeure events; (iii) any widespread changes affecting the industry or sector in the country; or (iv) any changes resulting from natural disasters such as hurricanes, earthquakes, volcanoes, floods, etc.

“Managers” shall have the meaning set forth in Section 8.5 (i) hereof.

“Mínimum Threshold” shall have the meaning set forth in Section 7.1(iii)(b) hereof.

“Non-Cash Payment” shall have the meaning set forth in Section 2.2(ii) hereof.

“Order” shall have the meaning set forth in Section 4.2(iv) hereof.

“Ordinary Course of Business” means any action taken by or on behalf of the Company only if such action: (i) is carried out in compliance with all applicable Laws, is of a recurring nature, is consistent with the Company’s past practices, and is taken in the ordinary course of the Company’s normal daily operations within the scope of its corporate purpose; (ii) is taken in accordance with sound and prudent business practices; (iii) does not require authorization from the Company’s shareholders (nor its directors) and does not require any other separate or special authorization of any kind; and (iv) is similar in nature and magnitude to actions that are routinely taken, without any separate or special authorization, in the ordinary course of normal daily operations of other Persons engaged in businesses similar to the Business.

“Party” means the Sellers and the Buyer, respectively, and the term “Parties” refers collectively to them.

“Permits” shall have the meaning set forth in Section 4.11 hereof.

“Person” means any natural person, corporation, stock company, partnership, cooperative, trust or unincorporated organization, or any government, governmental agency or political subdivision.

“Purchase Price” shall have the meaning set forth in Section 2.2 hereof.

“Prior Fiscal Periods” means all fiscal periods: (a) ending on or before the Closing Date, including the Closing Date itself; and (b) with respect to a fiscal period that spans the Closing Date but does not end on it, that portion of the period up to and including the Closing Date.

“Property” means a parcel of land, with all the buildings, fixtures, plantations, attachments to the ground, and other things contained therein, located in the Concepción District, San Justo Department, Province of Córdoba, consisting of two hundred sixty meters and ten centimeters from East to West, by one thousand nine hundred ninety-nine meters and twenty-three centimeters from North to South, which makes a total area of fifty-two hectares, bordered on the North by land occupied by the Central Córdoba Railway, today General Manuel Belgrano, on the South, with the heirs of Laurentino Lencinas, today with a public street in between, with the heirs of Giorgís; on the East with Domingo Carles and on the West with Santiago Galmarini. The ownership of the property is registered in the General Registry of the Province of Córdoba under Matriculation No. 468,744 of the San Justo Department.

“Recoverable Loss” shall have the meaning set forth in Section 7.1(iii)(b) hereof.

“Retained Amounts” will have the meaning set forth in Section 2.3(ii) hereof.

“Tax” means any tax, duty, fee, contribution, or tribute, including, but not limited to, income tax, minimum presumed income tax, personal property tax, asset tax and/or net worth tax, turnover tax, license tax, capital tax, stock capital tax, intangible assets tax, service tax, premiums, transfer tax, sales tax, use tax, ad-valorem tax, value-added tax, payroll tax, wage tax, social security, retirement, employment tax, property (movable and immovable) tax, unforeseen profit tax, import and/or export duties, internal taxes, customs duties, stamp tax, withholdings or estimated taxes, tariffs, duties, determinations, levies, withholdings or governmental charges of any kind, including, among others, all and each of the taxes that should have been withheld, collected, charged, and/or credited to any Tax Authority on behalf of third parties (including, without limitation, the formal and material obligations derived from acting as a withholding agent, collection agent, perception agent, “substitute responsible”, commission agent or intermediary, etc.), including in relation to each of them, interests, adjustments, updates, fines, surcharges or additional amounts.

“Tax Authority” means any Government Authority with the power to exercise any action regarding taxes, including but not limited to imposing, determining, liquidating, regulating, interpreting applicable rules governing them, collecting, recovering, auditing, etc.

“Transferred Shares” shall have the meaning ascribed to them in the recitals of this document.

“Tax Declarations” means all sworn statements related to Taxes that are required to be filed with any Tax Authority regarding formal and/or material obligations related to Taxes.

“US Dollars” or “US$” shall refer to the legal currency in the United States of America.

“Vesting Plan” shall have the meaning set forth in Section 8.5(i)(b) hereof.

1.2	References.

The references made in this Agreement to Sections, Schedules and appendices relate to the Sections, Schedules and appendices of this Agreement, unless otherwise indicated.

SECTION 2

SHARE PURCHASE

2.1	Share Purchase.

Upon the Closing provided for in Section 3 and subject to the terms and conditions hereof, the Sellers shall sell, transfer, assign and deliver to the Buyer all of the Transferred Shares on the basis of perfect title and free of any lien, and the Buyer shall purchase, acquire and receive the Transferred Shares for the Purchase Price. At Closing, the Transferred Shares will represent one hundred percent (100%) of the issued and outstanding shares, voting rights and share capital of the Company. For the purposes of this Agreement, the term Transferred Shares includes all current and/or future political, economic and any other nature of rights related to the Transferred Shares, without any restriction or limitation whatsoever, and including, but not limited to:

(i)	all rights to profits realized and liquid funds generated corresponding to the Transferred Shares up to the Closing Date, pending distribution, as well as all rights to unallocated results and/or distributions of shares of the Company before the Closing Date, whether as capitalization of capital adjustment accounts or reserves or for any other reason, and not distributed as of the Closing Date; and

(ii)	all other forms of distribution resolved by the Company up to the Closing Date corresponding to the Transferred Shares, whether in dividends in shares and/or in cash, reductions of capital, distributions of share premiums or for other reasons, and not paid and/or not distributed as of the Closing Date.

2.2	Purchase Price.

The purchase price of the Transferred Shares (the “Purchase Price”) shall consist of:

(i)	The amount of AR$ 401,000,000 (Pesos four hundred one million) payable on the Closing Date to the bank account specified in Schedule 2.2(i) or such other bank account as notified by the Sellers at least 5 (five) Business Days prior to the Closing Date (the “Cash Payment”). On the Closing Date, the Buyer shall pay the Sellers in cash in the proportion set forth in Schedule 2.2(ii).

(ii)	The number of 64,093 (sixty-four thousand ninety-three) shares of Moolec Science S.A, listed on NASDAQ (the “Share Payment”). The Share Payment shall be settled within the period and under the terms and conditions set forth in Section 2.3 by delivering shares in favor of the Sellers in the proportion set forth in Schedule 2.2(ii).

(iii)	The amount of five hundred thousand United States dollars (USD 500,000) that shall be payable on the date that six calendar months have elapsed from the Closing Date, in a single bank account outside Argentina that the Sellers shall indicate in writing with at least ten days’ notice prior to the date on which the payment contemplated herein becomes due and payable. For this purpose, the Sellers irrevocably authorize Alfredo Pedro Ricca to inform the Buyer of the bank account where the aforementioned amount should be paid.

2.3	Deferral and Retention in Guarantee of Payment in Kind.

(i)	The Buyer shall defer payment in kind for a period of 12 (twelve) months to be counted from the Closing Date or on the date of effective compliance with the commitment assumed by Mr. Alfredo Ricca under Section 8.3 hereof, whichever occurs last (the “Guarantee Retention Period”) and shall be released in favor of the Sellers as established below.

(ii)	During the Guarantee Retention Period, the Buyer shall first compute against the Payment in Kind any amount that is necessary to satisfy any Loss affecting an Indemnified Party by the Sellers and any other amount payable by the Sellers pursuant to Section 7 hereof. The amounts affected against the Payment in Kind (the “Retained Amounts”) shall be limited solely and exclusively to the Losses that must be provided for and/or anticipated by the Company after the Closing Date, in accordance with GAAP.

(iii)	The balance of the Payment in Kind that has not been used to cover indemnifiable Losses by the Sellers pursuant to Section 7, shall be paid in full to the Sellers upon the expiration of the Guarantee Retention Period by delivering to the Sellers the corresponding shares of the Buyer to the brokers and/or accounts that are notified by the Sellers at least 5 (five) Business Days prior to the expiration of the Guarantee Retention Period.

(i)	For the purposes of deducting indemnifiable Losses by the Sellers pursuant to Section 7, the amount of each Loss shall be converted into US Dollars using the buying exchange rate of Banco de la Nacion Argentina at the close of business on the date of the respective Indemnified Party Notification. In order to determine the number of shares that the Buyer shall retain to face indemnifiable Losses, the result of the aforementioned conversion shall be divided by the volume-weighted average price of the Buyer’s shares, listed on Nasdaq during the 20 US business days immediately preceding the date on which the Payment in Kind must be made.

Notwithstanding the foregoing, in the event that, upon the expiration of the Guarantee Retention Period, there are Retained Amounts as of that date, the Buyer shall keep them retained until the respective claim is finalized.

SECTION 3

CLOSING

3.1	Conditions Prior to Closing.

The Parties shall collaborate reciprocally and in good faith agree on any complementary acts and actions that may be necessary for the Closing, without prejudice to the preconditions provided herein. The following preconditions, which are necessary to the obligation to purchase and sell, may be totally or partially waived by the Party to whom they are stipulated:

(i)	The Representations and Warranties that the Parties make in the Agreement shall continue to be accurate and true as of the Closing Date, and all obligations of the Parties as of the Closing Date and for the execution of the Closing shall have been fulfilled; and;

(ii)	There shall be no Law, judgment, resolution, court order, or injunction that prevents, restricts, or prohibits the execution of the acts contemplated for the Closing, whether in whole or in part.

3.2	Conduct of the Business until Closing.

(i)	From the Execution Date until the Closing Date, except as provided herein or as authorized in writing by the Buyer, the Sellers shall take measures to ensure that the Company carries out its operations in the Ordinary Course of Business and to maintain its organization and business relationships as they have been carried out up to the Execution Date. Notwithstanding the foregoing, as of the Closing Date and unless otherwise approved by the Buyer or permitted or required by this Offer, the Sellers shall cause the Company to:

(a)	conduct the Business in the Ordinary Course of Business;

(b)	not amend the Company’s bylaws except to comply with the obligations set forth herein;

(c)	reasonably maintain the current organization and business and reasonably preserve the Company’s rights, permits, licenses, goodwill and its relationships with its employees, clients, lenders, suppliers, regulators and others who have business relationships with the Company;

(d)	not declare the payment or pay dividends or distributions with respect to its capital stock;

(e)	not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition for bankruptcy (or any other insolvency proceeding) under the provisions of the Bankruptcy and Insolvency Law No. 24,522 or its consent to the filing of any bankruptcy petition against it under any similar law;

(f)	not sell, transfer, lease to third parties or otherwise dispose of any of its assets, including rights, permits, and licenses;

(g)	not cancel, waive, release or otherwise compromise or incur any liability or any right except in the Ordinary Course of Business;

(h)	not increase the compensation or any other economic term of any officer, employee, or agent of the Company, directly or indirectly, including through any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, severance, or termination or any other employee benefit plan, except in the Ordinary Course of Business or as required by Law;

(i)	not terminate any employee, except for cause, and not hire new employees;

(j)	not approve and/or pay fees to any director of the Company, except in the Ordinary Course of Business;

(k)	not make any material long-term commitment or otherwise enter into any long-term or material contract or other agreement that may be binding on the Company after the Closing Date;

(l)	not amend, rescind, or modify any existing contract in which the Company is a party or for which any of its assets, rights, or properties are obligated;

(m)	refrain from granting new powers, unless they are intended to prevent harm or damage to the Company or are reasonably necessary for the proper functioning of the Company;

(n)	maintain all of the Company’s insurance policies in full force and effect; and

(o)	not take any action that could cause changes, events, or conditions that would otherwise result in the inaccuracy of any representation or warranty made by the Sellers in this Agreement.

(ii)	During the period between the Signing Date and the Closing Date, the Sellers shall notify the Buyer in writing of: (i) any unexpected emergency or other change in the Ordinary Course of Business or in the operation of any of their properties and of any complaints or investigations, budget meetings or presentations, or Claims by a Governmental Authority involving any material property, rights, permits or licenses of the Company; and (ii) the discovery by the Company of any event, condition, fact or circumstance that has caused or constitutes a breach of any representation or warranty made by the Sellers in this Agreement. The Sellers shall keep the Buyer fully informed of such events and allow their representatives full access to all material in connection therewith.

3.3	Other Undertakings of the Sellers at Closing.

(i)	Prior to the Closing Date, the Sellers shall cause:

(a)	Mr. Alfredo Pedro Ricca to transfer to the name of the Company the trademarks listed in Schedule 3.3(i)(a);

(b)	Mrs. Maria Florencia Ricca to transfer to the benefit of the Company the web domains listed in Schedule 3.3(i)(b);

(c)	The insurances recommended by a reputable insurance broker from the Province of Cordoba, in accordance with their suggestions, shall be contracted for a commercial activity such as that carried out by the Company, including at least those listed in Schedule 4.20 (i). It is acknowledged that to the extent that the contracted insurances comply with the applicable legal requirements of the Company, the obligation to contract additional non-mandatory insurances may be fulfilled after the Closing Date.

(d)	The Company to obtain the necessary conformity from the Lending Banks regarding the Change of Control of the Company under the terms of this Agreement.

(e)	Mr. Alfredo Pedro Ricca and the Company shall mutually agree to terminate the commercial lease agreement of the Property entered into on January 1st, 2022, with ratification of signatures by a notary public on July 15th, 2022.

(f)	Mr. Alfredo Pedro Ricca and the Company shall enter into an agreement whereby Mr. Alfredo Pedro Ricca shall deliver the Property to the Company on loan, under the terms of Section 1,533 and following of the Civil and Commercial Code of the Nation (the “Loan Agreement”). The term of the Loan Agreement shall extend until the effective fulfillment of Mr. Alfredo Pedro Ricca’s obligation to lift encumbrances, subdivide and partially assign the Property to the Company under the terms of Section 8.3 of this Agreement.

(g)	The Company shall convene and hold a Unanimous Ordinary General Shareholders’ Meeting, which shall resolve: (i) the approval of the financial statements as of December 31st, 2022; (ii) if the financial statements show a positive result, the creation of the statutory reserve required by law; and (iii) if there is a positive result remaining unassigned after the creation of the statutory reserve, transfer said balance to the next fiscal year and/or create a discretionary reserve under the terms of the law.

(h)	The Company shall convene and hold an Extraordinary Unanimous Shareholders’ Meeting which shall resolve: (i) a capital increase in the amount of two-million nine hundred forty-thousand six-hundred (ARS 2,940,600) by capitalizing all outstanding irrevocable contributions made by the Sellers and reflected in the Company’s Financial Statements as of December 31, 2022 (the “Capitalization of Irrevocable Contributions”); (ii) the issuance and subscription of 29,406 ordinary, nominative, non-endorsable shares with a nominal value of one hundred Argentine pesos (AR$ 100) each and with one (1) vote per share; (iii) the amendment of the corresponding Section of the Company’s bylaws in order to reflect the new share capital and establish that the Board of Directors shall be composed of a minimum of three and a maximum of five members. These new shares, together with the Initial Shares, shall constitute the total Transferred Shares.

3.4	Closing.

(i)	The closing of the transactions contemplated in this Offer (the “Closing”) shall take place in San Francisco, Provincia de Cordoba or at any other place agreed by the Parties.

(ii)	The Closing shall occur on April 12, 2023, provided that all of the acts and/or conditions set forth in Section 3.1 to 3.3 have been fulfilled (the “Closing Date”).

(iii)	In the event that the Closing does not occur on or before April 12, 2023 due to a breach by either Party, either Party may terminate the Contract resulting from the Acceptance of the Offer, except upon the Buyer’s express written notice to extend the Closing Date.

3.5	Transactions at Closing.

Once the precedent conditions established in Sections 3.1 to 3.3 have been met, the Closing shall take place, at which the following actions shall be simultaneously completed as a condition to the Closing:

(i)	The Sellers shall:

(a)	Transfer the Transferred Shares to the Buyer in accordance with Section 2.1;

(b)	Comply with the notice provided for in Section 215 of the LGS, by sending a letter similar to the one attached as Schedule 3.5(i)(b) hereto, notifying the Company of the transfer of the Transferred Shares to the name of the Buyer, and requesting the registration of the change of ownership of the Transferred Shares in the Company’s Stock Ledger;

(c)	Cause the Board of Directors of the Company to meet for the purpose of: (w) acknowledging receipt of the notice mentioned in the preceding paragraph (b); and (x) directing the registration of the transfer of such Transferred Shares to the name of the Buyer in the Company’s Shareholder Register;

(d)	Deliver to the Buyer a receipt for the Cash Payment in accordance with Section 2.3(i);

(e)	Cause, with full knowledge of the contents of this Offer and all of its terms and conditions, the spouses of the Sellers to give their spousal consent in accordance with Section 470 of the Civil and Commercial Code of the Nation;

(f)	To call and hold a unanimous Shareholders’ Meeting of the Company (Section 237 in fine of the ACL) which shall resolve: (i) the amendment of the Company’s bylaws in order to establish a Board of Directors consisting of a minimum of three and a maximum of five members;

(ii)	The Buyer shall:

(a)	Pay the Cash Payment to the Sellers on the terms and conditions set forth in Section 2.3(i) of this Agreement;

3.6	Sole Act.

The Closing is a singular act and will only be considered complete if all acts that must be performed at Closing pursuant to this Agreement have been executed, or if the act or acts that were not complied with have been waived by the Party interested in the same, or by both Parties as the case may be. Regardless of the sequence or order in which they are executed, all acts of the Closing shall be deemed to be performed simultaneously and shall form part of a single and same act.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each and every one of the Sellers hereby represent and warrant to the Buyer that, as of the Closing Date and at all times up to and including the Closing Date (unless the relevant representation and warranty expressly refers to a different time), the following representations and warranties are and will be true and complete.

4.1	Seller´s Capacity.

(i)	The Sellers have full legal capacity, legitimacy and authority to execute this Offer and the Contract resulting from its acceptance and to assume the obligations set forth herein, and are not subject to any legal, judicial or contractual restrictions with respect to the disposition of the assets and rights covered by this Agreement. There are no restrictions under Applicable Law, Environmental Legislation, judicial, administrative, contractual and/or of any other nature that affect the Sellers’ disposition of their assets in general or the shares in the Company. The Offer and the Contract resulting from its acceptance (and the obligations assumed herein) have been duly executed and delivered by the Sellers, and constitute a legal, valid and binding obligation of the Sellers, enforceable in accordance with all its terms.

(ii)	The Sellers are tax residents of Argentina for purposes applicable to this Agreement.

(iii)	The Sellers have not granted any purchase right or option to purchase to any third party with respect to all or part of the Transferred Shares, and there is no agreement or judicial action or measure that prevents or limits the free disposal and transfer of all or part of the Transferred Shares in favor of the Buyer.

(iv)	The Sellers are free from any lien, attachment, judicial order or any other claim or action that prevents them from freely disposing of all or part of the Transferred Shares in the Company.

(v)	There are no liens or precautionary measures on all or part of the Transferred Shares, nor has any guarantee been established on all or part of the Transferred Shares and/or that affects the Transferred Shares or part of them.

(vi)	No third party has any right and/or has claimed any right with respect to all or part of the Transferred Shares, nor is there any claim or imminent claim by a third party in this regard.

(vii)	The Sellers are not in a state of suspension of payments, preventive bankruptcy or bankruptcy, nor in an extrajudicial preventive agreement procedure, nor have they requested the initiation of any such proceedings, nor has any bankruptcy petition been filed against them, nor is the commencement of any such proceedings imminent against them, nor are they insolvent or in a state of suspension of payments.

4.2	Non-Compliance.

The execution and celebration of this Agreement in accordance with its provisions: (i) with the exception of spousal consent, the Sellers do not require any person to give their approval, consent or take any action, or to make any presentation, notification or declaration to any person and/or any other authority in the Argentine Republic in accordance with the current legislation to obtain approval of the transactions contemplated in this Agreement; (ii) does not result in the creation or imposition of any liens or claims of any kind on the Company and/or any of the assets of the Company and/or any of the Transferred Shares in the Company; and (iii) does not cause a conflict, breach or violation of any of the terms and conditions of, nor does it constitute or will constitute (whether by notice, passage of time or both) a violation or breach under or of:

(i)	any provision of the bylaws and/or internal regulations of the Company;

(ii)	any contract, instrument or agreement to which the Company or the Sellers were a party or with respect to which they were obligated or subject;

(iii)	any permit held by the Sellers or the Company that could have a negative impact on the Company’s business;

(iv)	any judgment, ruling, decision, order, command, precautionary measure or decree of any court, governmental agency, whether federal, provincial, municipal or foreign, administrative authority or arbitrator applicable to the Company or the Sellers (an “Order”);

(v)	any law, code, treaty, regulation, decree, statute, resolution, general resolution, decree-law, communication, ordinance, norm, provision, principle or any other legal provision, whether national, provincial or municipal, applicable and in force in the Argentine Republic with respect to the Company or the Sellers (a “Law”); or

(vi)	cualquier contrato material u otra obligación o pasivo del que la Sociedad es parte.

4.3	Incorporation and capacity of the Company.

(i)	The Company is (a) a duly incorporated, validly existing and in good standing corporation, with full capacity to operate in accordance with the laws of the Argentine Republic and (b) duly qualified to do business and in good standing in each jurisdiction in which it operates. True, accurate, and complete copies of the Corporate Documents are attached as Schedule 4.3.(i).

(ii)	The Company has all corporate powers, authorizations, permits and licenses necessary to conduct the operations currently carried out (including the Business) and to continue to do so after the Closing Date, as well as to own, lease and operate the property and assets it currently owns, leases and operates, and to own, lease and operate the same after the Closing Date.

(iii)	There are no shareholder agreements, syndication agreements, para-corporate agreements, call or put options, share usufruct or any other agreements related to the Company that limit, encumber or impair the ownership or transferability of the Transferred Shares and/or the rights inherent therein.

(iv)	Except as set forth in Schedule 4.3(iv), the Company has no outstanding debts of any kind with the Sellers.

(v)	Except as detailed in Schedule 4.3(v), the Company is not a guarantor or surety of obligations assumed by the Sellers.

(vi)	The Company is not dissolved nor is there any cause for dissolution of the Company.

(vii)	The Company does not hold, directly or indirectly, any shares or other securities of any other company or have any direct or indirect stake, including in partnerships or joint ventures, in the capital of any other entity or company; and

(viii)	The Company is a member of the chambers of commerce related to its activities and/or the non-profit organizations detailed in Schedule 4.3(viii). No notifications, authorizations, permits, and/or approvals are required for the Company to continue being a member of such chambers of commerce and/or non-profit organizations after the Closing Date.

4.4	Capitalization. Ownership.

(i)	As of the Closing Date, the Sellers shall own all of the Transferred Shares representing 100% of the share capital and voting rights of the Company. There shall be no other types or classes of shares or participation interests in the Company other than those detailed in Schedule 4.4(iv). There are no increases in capital, subscriptions, options, warrants, or other rights of any kind in circulation to subscribe, convert debt or acquire additional shares or other participation interests in the Company, or which otherwise grant to their holders any right to subscribe, convert or acquire any additional share or participation interest in the Company, nor is the Company obligated to issue such shares, options, warrants or rights.

(ii)	There are no: (a) irrevocable capital contributions or pending capitalization adjustment accounts, and the Company has no obligation (subordinated or otherwise) arising from the non-capitalization of irrevocable capital contributions, except as set forth in Section 3.3(d); nor (b) cash distributions, shares or dividends of any nature, declared or not, pending or resolved from the incorporation of the Company until the Closing Date.

(iii)	As of the Closing Date, the share capital of the Company shall be ARS 2,960,600 (Pesos two-million nine hundred and sixty thousand six hundred), represented by 29,606 ordinary shares, nominative and non-endorsable, with a nominal value of ARS 100 each and entitled to one vote per share; and they shall have been duly authorized, validly issued, and fully integrated.

(iv)	As of the Closing Date, the share capital of the Company will be as indicated in Schedule 4.4(iv). The shares in circulation of the share capital of the Company will have been duly authorized, validly issued, and fully paid up.

(v)	As of the Execution Date and the Closing Date: (i) there are no pre-emptive rights or other similar rights in respect of the Company’s shares; (ii) there are no encumbrances on the Company’s shares; (iii) the Buyer will be the sole owner of the Transferred Shares, i.e., 100% of the voting shares of the Company, and will have good, valid, and marketable title thereto, free and clear of all encumbrances.

4.5	Legal proceedings.

(i)	There are no pending lawsuits against or initiated by the Company.

(ii)	There are no: (a) outstanding orders against or affecting or involving the Company and/or any of its assets and/or any of its shareholders and/or any of its shares and/or the Business; or (b) governmental, administrative, judicial, arbitral or regulatory actions, suits, injunctions, awards, decrees, claims, demands, proceedings, disputes or investigations, pending or potential, against or affecting or involving the Company and/or any of its assets or properties and/or any of its shareholders and/or any of its shares and/or the Business; or (c) audits or investigations, pending, threatened or potential, whether notified of or aware of, against or affecting or involving the Company and/or any of its assets or properties and/or any of its shareholders and/or any of its shares and/or the Business (collectively, the “Proceedings”).

(iii)	To the best of the Sellers’ knowledge, there is no fact, event or circumstance that could reasonably be expected to give rise to, or serve as a basis for, any Proceedings against, or involving, the Company and/or any of its assets and/or any of its shareholders and/or any of its shares and/or the Business, or that could reasonably be expected to give rise to any Proceedings that could affect the ability of the Sellers to fulfill this Agreement, or in any way prevent or delay the implementation of the transactions contemplated herein.

(iv)	There are no pending consequences, actions or obligations arising from concluded Proceedings against, or involving, the Company and/or any of its assets or properties and/or its shareholders and/or any of its shares and/or the Business.

4.6	Assets.

(i)	Schedule 4.6(i) identifies the assets, property, and accessories of the Company that are essential for the operation and business of the Company (the “Essential Assets”).

(ii)	All Essential Assets are in good working condition, except for normal wear and tear, and have received adequate maintenance and are fit for their intended use. The Essential Assets have all necessary permits to carry out the Business.

(iii)	As of the Closing Date, the Company will own or have valid contractual rights to use all Essential Assets to conduct its operations and carry out the Business, as it has been doing until the Closing Date.

4.7	Real Estate and loans.

Schedule 4.7 identifies the real estate properties where the Company operates and the respective property rights. Except as indicated in Schedule 4.7 and without prejudice to the provisions of Section 8.3, there are no leases, subleases, licenses, concessions, or factual situations of occupancy, possession, or tenancy, or other contractual or real obligations, written or verbal, that grant any other Person besides the Company the right to use or occupy the properties. The properties are not subject to any lien that is not detailed in Schedule 4.7. The properties and their current uses, occupancy, and operation by the Company comply with applicable Laws and Environmental Laws.

4.8	Vehicles.

The Company owns, leases, or leases with an option to purchase all its vehicles, which are listed in Schedule 4.8. The Company has the right to use all the vehicles it leases for the entire term of such lease or lease with an option to purchase (which are listed in Schedule 4.8, which also includes a copy of the corresponding lease agreements or similar instruments). The issuance and acceptance of the Offer’s obligations will not result in more onerous or less favorable conditions for the Company in relation to such vehicle lease agreements. Except as detailed in Schedule 4.8, the Company’s ownership and/or rights over such vehicles are not subject to any lien, they have no outstanding fines of any kind, and have the necessary authorizations and certificates for use by the Company and are operated substantially in accordance with applicable regulations.

4.9	Financial Statements. Liabilities. Accounts Payable and Recievable.

(i)	The Financial Statements attached as Schedule 4.9.(i): (a) have been prepared in accordance with the GAAP of Argentina and applicable Laws, as of the date they were prepared; and (b) are true, complete, faithful and correct, and accurately reflect and describe the financial situation and results of the operations of the Company.

(ii)	There are no Liabilities, debts, obligations, commitments or claims of any nature against the Company, whether raised or not raised, known or unknown, absolute or conditional, accrued or unaccrued, due or not due, or otherwise, except for: (a) those reflected or reserved in the Financial Statements of the Company and to the extent they are reflected or reserved there; or (b) those incurred from December 31, 2021 in the Ordinary Course of Business, in accordance with the Company’s previous practices, which are duly reflected in the Company’s accounting and records.

(iii)	Except as set forth or identified in the Financial Statements of the Company, in this Agreement and its Schedules, from December 31, 2021 until the Closing Date, the Company has not, nor will it, assumed or suffered the imposition of any Liabilities, whatever their cause or title, except for commercial and financial liabilities that may have arisen or may arise in the Ordinary Course of Business.

(iv)	As of the Closing Date, all accounts payable of the Company set forth in the Financial Statements of the Company and in the Company’s books represent valid obligations owed by the Company for goods or services actually received, were incurred in the Ordinary Course of Business, and represent transactions between the Company and third parties entered into on terms between independent parties.

(v)	As of the Closing Date, all accounts receivable of the Company have arisen from bona fide transactions related to the sale of goods or the provision of services in the Ordinary Course of Business of the Company. Such accounts receivable constitute valid and unchallenged claims of the Company and are capable of being collected in the Ordinary Course of Business for their full amounts in accordance with their terms, as detailed in Schedule 4.9(v).

4.10	Books and Records.

(i)	The Company has all of its corporate, labor, accounting and tax books properly stamped, and they are kept in a legal manner. All books and records -including but not limited to accounting and tax books- of the Company are up-to-date, complete, accurate and correct in all material respects and kept in accordance with the Applicable Law, GAAP and in accordance with the criteria of the local Governmental Authorities, applied consistently with the Company’s past practices.

(ii)	Schedule 4.10(ii) lists all of the Company’s accounting books and records. They have been kept and maintained in a complete, adequate, accurate and correct manner, and contain a detailed, truthful, complete, accurate and adequate record of all matters that must be recorded there in accordance with the Applicable Law.

(iii)	Schedule 4.10(iii) lists all of the Company’s minutes books, share deposit books and attendance records for shareholder meetings. They contain the exact and complete details of all meetings of the Board of Directors and Shareholders’ Meetings of the Company held up to the Closing Date and adequately reflect the transactions referred to in such minutes. The Company’s share register contains a correct, accurate and complete record of all share transfers and reflects the current share ownership composition.

4.11	Permits and Authorizations.

The Company holds all applicable government licenses (whether federal, provincial or municipal), approvals, registrations, certificates, permits and authorizations granted by any Governmental Authority and/or Tax Authority required under the current Laws for the Company to operate the Business (“Permits”). Schedule 4.11 contains a list of all of the Company’s Permits. All Permits are fully valid, the Company is in compliance with their terms and conditions, and no event has occurred that (with or without notice, lapse of time or both) could reasonably be expected to result in the revocation, suspension, modification, expiration or limitation of any of the Permits.

4.12	Transactions between Affiliates.

Neither the Sellers nor any Affiliate of the Sellers are a party to any contractual obligation with the Company.

4.13	Tax Matters.

(i)	The Company has filed, in a timely and proper manner required by law, all Tax Returns that must be filed, and such Tax Returns reasonably reflect all of the Company’s Taxes, as applicable, for the periods covered by such Tax Returns.

(ii)	All Taxes that were or are required to be paid, deposited and/or withheld and/or collected (including interest, surcharges, updates and penalties) by the Company have been paid, deposited and/or withheld, or will be duly paid, deposited and/or withheld, in accordance with the Law, timely and properly.

(iii)	The Company has properly withheld and/or collected on the remuneration of its employees and other payments to third parties, in a timely and legal manner, all national, provincial or municipal taxes, charges and contributions that should have been withheld or collected by it, and has deposited such withholdings or collections with the corresponding tax authority, timely and properly, and is not in arrears with any tax authority or Government Authority that may claim compliance.

(iv)	There are no claims for pension, tax or work risk insurance non-compliance, nor are there any tax inspections underway by national, provincial or municipal tax authorities.

(v)	The statements made in this Section 4.13 include all issues related to import and/or export operations that the Company may have carried out and/or in which it may have participated, and to the customs regime and applicable Foreign Exchange Regulations resulting from them.

4.14	Bank Accounts. Powers of Attorney.

(i)	Schedule 4.14(i) sets forth a complete and accurate list of all bank accounts of the Company, as well as the names of the persons authorized to operate them.

(ii)	Schedule 4.14(ii) sets forth a complete and accurate list of all powers of attorney granted by the Company, its attorneys-in-fact and representatives.

4.15	Labor Matters.

(i)	Schedule 4.15(i) sets forth the name, age, date of hire, recognized seniority, position or job title, job responsibilities, monthly salary, variable compensation and eligibility for bonuses of all employees of the Company, whether full-time or part-time (hereinafter, the “Employees of the Company “), and the organizational chart of the Company.

(ii)	Schedule 4.15(ii) sets forth every collective bargaining agreement, other union agreements, or other agreements with worker associations; as well as employment contracts, management, advisory, and consulting contracts; confidentiality agreements entered into with the Company’s Employees, as well as any other agreement aimed at protecting processes, formulas, or information in which the Company is a party.

(iii)	Schedule 4.15(iii) lists each and every retirement insurance, profit-sharing, bonuses, deferred compensation, salary adjustments, incentives, additional benefits, stock purchase, stock option plans, golden parachutes, indemnities, medical insurance, life insurance, paid leave, remunerative and non-remunerative benefits program, and any other agreement or plan that establishes a benefit or compensation applicable to any employee or category of employees.

(iv)	The company keeps records regarding the employment and employment history of each employee (including current and former employees). Depending on each employee and/or former employee’s relevance, this file contains documents such as bonuses, benefits, sick leave, family burdens, accrued severance pay, accumulated vacation days, and any litigation involving such employee and the company..

(v)	Except as set forth in Schedule 4.15(v), there are no company employees who are currently on a legal leave of absence granting them the right to return to their employment.

(vi)	Schedule 4.15(vi) lists all employees of the company with fixed-term or occasional contracts and the terms and conditions of their employment.

(vii)	Schedule 4.15(vii) establishes all claims, litigation, legal actions, and pending proceedings, current or during the last 3 (three) years, labor, social security, tax, or other claims against the company and/or any of the company’s shareholders by the company’s employees and/or by former employees of the company and/or by any third party claiming to have been employed in connection with the business, for any reason, including but not limited to payment of wages, fines for incorrect registration, whether total or partial, labor in general, payment of remuneration, date of hiring or other working conditions, severance pay, benefits, working hours, or others, and/or by social security, tax, union, health care, or any other entity responsible for collecting any withholdings, contributions, or other, nor in the shareholders’ best knowledge and understanding are there any reasons for such claims.

(viii)	Except as set forth in Schedule 4.15(viii), the Company has not had, nor does it currently have, since its incorporation, any consultants, independent service providers, contractors or other third parties who provide services independently or who could establish the existence of an employment relationship with the Company (the “Contractors”). There are no claims or current or pending proceedings by the Contractors, or any grounds for claims by the Contractors or any third party, where the existence of an unregistered employment relationship with the Company and/or the Company’s shareholders has been alleged or where joint and several liability for labor and/or social security obligations could be extended to the Company or the Company’s shareholders.

(ix)	There are no: (a) strikes, lawsuits, proceedings, work-to-rule, or stoppages pending or, to the best knowledge and belief of the shareholders, current or imminent against or affecting the Company’s employees; (b) proceedings arising from collective bargaining agreements to which the Company is a party, (c) pending claims for unfair labor practices, or to the best knowledge and belief of the Sellers, imminent against the Company.

(x)	There are no pending payments, obligations, debts or claims, for any labor or social security concept. The Company has complied with the obligations arising from Applicable Laws, and in particular labor and social security laws, collective bargaining agreements, agreements and/or practices and customs, with respect to all its current employees and former employees, and/or any individual who directly or indirectly provides or has provided services to the Company.

4.16	Environmental Matters.

(i)	Except as detailed in Schedule 4.16(i), the Company has complied and complies with applicable Environmental Laws, and has obtained all Permits required under Environmental Laws for the operation of the Business, and none of those Permits require consent, notification or other action to remain fully valid after the Closing Date.

(ii)	Except as detailed in Schedule 4.16(ii), neither the Company nor its shareholders have received communications from any Governmental Authority regarding alleged noncompliance and/or liability under Environmental Laws related to the presence, contamination, discharge, disposal, burial or release of hazardous substances, radioactive substances, and/or any kind of waste on, from or to the Company’s facilities on a date prior to the Signing Date or the Closing Date, nor have they received communications that include demands to carry out corrective work, remediation, indemnification, or communication that any Permit may be revoked or not renewed. The Company’s facilities do not have hydrocarbon storage tanks, nor have the previous owners and/or tenants of the facilities filled, dumped, spilled, released or buried hazardous, radioactive or non-hazardous waste, or other hazardous and/or radioactive materials or substances on, from or to any of its facilities.

(iii)	No hazardous substance, material, radioactive substance or waste has been released on, from, under, to or from any property or facility under the ownership, lease or operation of the Company or the former owners and/or tenants of the facilities that could result in liability, or in an obligation or loss for the Company or for third parties under Environmental Laws; nor are there any facts, omissions, circumstances or conditions that exist or have occurred, regarding any asset, property, business, current or past operation of the Company or third parties that are known to the Sellers and that have resulted or will result in violation or liability under Environmental Laws.

(iv)	Except as detailed in Schedule 4.16(iv), the Company: (a) has not received any communication from any Governmental Authority alleging any violation, alleged violation or noncompliance with any Environmental Law, (b) is not a party to any judicial proceeding or action initiated by any Governmental Authority under the Environmental Laws, (c) has not initiated and is not required to initiate any environmental damage remediation proceedings in accordance with Environmental Laws, and (d) has not entered into any transaction, agreement or conduct improvement terms with any Governmental Authority.

(v)	All governmental, federal, provincial, municipal and regulatory filings have been made, and all consents and authorizations have been obtained.

4.17	Absence of Change or Event.

(i)	From December 31, 2021, until the Execution Date, the Company has conducted the Business solely in the Ordinary Course of Business and has not:

(a)	changed its commercial policies or practices, including, without limitation, policies and practices relating to advertising, marketing, pricing, purchasing and selling, or initiated or interrupted or closed stores;

(b)	made or modified any Tax elections or filings, modified its fiscal year, approved or changed any accounting method, filed any amended Tax returns, entered into any closing agreement related to Taxes, reconciled any Tax claim or determination or waived any right to claim a Tax refund, or obtained or entered into any decision, agreement, contract, understanding, settlement or Tax plan;

(c)	made or modified any Tax elections or filings, modified its fiscal year, approved or changed any accounting method, filed any amended Tax returns, entered into any closing agreement related to Taxes, reconciled any Tax claim or determination or waived any right to claim a Tax refund, or obtained or entered into any decision, agreement, contract, understanding, settlement or Tax plan;

(d)	sold, transferred, leased, licensed to third parties or otherwise disposed of any of its Essential Assets (nor committed to do so), except in each case in the Ordinary Course of Business and consistent with the Company’s past practices;

(e)	cancelled, waived, released or otherwise settled any debt or claim or any right for an amount in excess of US$ 5,000 (five thousand United States Dollars), except in the Ordinary Course of Business and consistent with the Company’s past practices;

(f)	suffered any damage, destruction or loss (whether or not covered by insurance) that constituted or could have constituted a Material Adverse Effect on the Company;

(g)	incurred a loan for an amount in excess of US$ 20,000 (twenty thousand United States Dollars);

(h)	lost any customer that, during the 12 (twelve) months prior to the Closing Date, represented more than 5% of the Company’s or Business’s sales;

(i)	entered into any material long-term commitment or otherwise, or entered into any long-term contract or other agreement that could be binding on the Company after the Closing Date and subsequent to the Closing Date.

(ii)	Since December 31, 2021 and up to the Closing Date, the Company has conducted its business in the ordinary course of business and has not increased the remuneration of any manager, officer, employee or representative of the Company (including the Company’s employees), directly or indirectly, including through bonuses, pension plans, agreements or profit sharing programs, deferred compensation, savings, insurance, retirement, severance pay or termination benefits, or any other employee benefit plans, except in the ordinary course of business in accordance with the Company’s previous practices;

(iii)	Since December 31, 2021 and up to the Closing Date, the Company has not declared any dividends for distribution outside the ordinary course of business or contrary to the Company’s previous ordinary practices.

4.18	Claims against the Company.

Except as detailed in Schedule 4.18, neither the Sellers and/or their respective Affiliates, nor any other current or former shareholders, managers or officers of the Company have outstanding claims and/or credits against the Company.

4.19	Price Agreement.

Neither the Sellers nor the Company have entered into agreements with any Person that restrict in any way the Company’s ability or skill to freely modify the prices of its services related to the Business.

4.20	Insurance.

(i)	The Company has contracted insurance policies covering its activities and assets detailed in Schedule 4.20(i), which as of the Closing Date: (i) are fully valid, (ii) are sufficient and adequate to carry out the Company’s operations and Business, and (iii) are sufficient and adequate to protect Essential Assets and other assets. The Company will not have any debt with its insurers as of the Closing Date.

(ii)	The Company is in full compliance with the provisions of all insurance policies detailed in Schedule 4.20(ii). Except as detailed in Schedule 5.19(ii), the issuance and acceptance of the Offer and the consummation of the contemplated Sale will not cause the termination or cancellation of the Company’s insurance policies.

4.21	Guarantees in favor of Third Parties.

Except as included in Schedule 4.21, the Company has not granted guarantees, endorsements or bonds, or assumed commitments or indebtedness in favor of any Person. The Sellers warrant that no situation or fact has arisen that could give rise to a claim against the Company for liability under any express or implied guarantee.

4.22	Debts and Credits with Shareholders and Affiliates.

(i)	Schedule 4.22(i) contains a description of all operations and/or contracts that the Company maintains with its shareholders and/or their respective affiliates.

(ii)	Except as detailed in Schedule 4.22(ii), as of the Closing Date, there will be no debts, contracts, agreements, obligations, or liabilities of any of the Company’s shareholders in favor of the Company.

4.23	Anticorruption and Bribery.

The Sellers represent and warrant that, until the Closing Date:

(i)	The Sellers, the Company, and each of their directors, employees, managers, officers, and third parties acting with the intervention of the Company or on its behalf, interest, or benefit:

(a)	Have complied and are complying with all Applicable Laws;

(b)	Have not engaged and are not engaging, directly or indirectly, through actions or omissions, in gifts or bribes to one or more Public Officials, in fraud, money laundering, or any other illegal conduct established in Section 1 of the Argentine Anti-Corruption Law No. 27,401 or in conduct prohibited by Anticorruption and Bribery Regulations;

(c)	Have not been and are not Public Officials;

(d)	Have not received any report, claim, or notification of any kind for potential illegal conduct or for proven, potential, or suspected non-compliance with Anticorruption and Bribery Regulations, and have not been and are not subject to internal investigations for proven, potential, or suspected illegal conduct or non-compliance with Anticorruption and Bribery Regulations;

(e)	Have not been and are not subject to investigations by any Governmental Authority or any other country for illegal conduct or proven, potential or suspected non-compliance with Anti-Corruption and Bribery Regulations;

(f)	Have not entered into collaboration agreements or other types of agreements or self-reported to any Governmental Authority or one or more authorities of any other country for illegal conduct or proven, potential or suspected non- compliance with Anti-Corruption and Bribery Regulations; and

(g)	Have obtained or maintained or are obtaining or maintaining each and every one of the permits, licenses, authorizations, contracts, rights, advantages or business benefits that involve or have involved in any way one or more Public Officials of Governmental Authorities, in compliance with all Applicable Laws and Regulations.

(ii)	The Offer and the Contract resulting from its acceptance and the acts and omissions deriving therefrom do not benefit, directly or indirectly, one or more Public Officials.

(iii)	The Company has produced and maintained complete and truthful accounting and legal records, and has implemented and maintained effective internal controls that ensure the Company has produced and maintained complete and truthful accounting and legal records that, with reasonable detail, accurately and fairly reflect transactions related to the Company’s assets. In particular, the Sellers declare and warrant that contracts entered into by the Company: (a) were negotiated and obtained in full compliance with the Applicable Laws governing procurement processes; and (b) neither the Sellers, nor the Company, nor any third party acting on the Company’s instructions and with the Company’s involvement or on its behalf, interest or benefit, have participated, directly or indirectly, through actions or omissions, in bribes or kickbacks to one or more Public Officials or in any other illegal conduct established in Section 1 of the Argentine Anti-Corruption Law No. 27,401 or in conduct prohibited by Anti-Corruption and Bribery Regulations, for the purpose of obtaining any contract.

(iv)	All agreements and contracts entered into by the Company were obtained in compliance with all Applicable Laws, including Anti-Corruption and Bribery Regulations.

(v)	With respect to each and every individual used by the Company to directly or indirectly engage in any action or omission with regard to one or more Public Officials, on behalf of, in the interest of, or for the benefit of the Company (the “Intermediaries”), the Sellers declare and warrant that:

(a)	They have not given anything of value to any Intermediary knowing or suspecting that all or part of such thing of value was intended to be offered, given, or promised, directly or indirectly, to one or more Public Officials;

(b)	All payments made or to be made by the Company to each and every Intermediary were made or will be made in consideration of professional services actually rendered to the Company; and no payment made or to be made by the Company to any and every Intermediary benefited or will benefit, directly or indirectly, one or more Public Officials;

(c)	The Company does not have any current contractual relationship with any Intermediary as of the Execution Date and there is no payment or other obligation from the Company to any Intermediary pending as of the Execution Date; and

(d)	No Intermediary has participated or is participating, directly or indirectly, through actions or omissions, in gifts or bribes to one or more Public Officials or in any other illegal conduct established in Section 1 of the Argentine Anticorruption Law No. 27,401 or in conduct prohibited by the Anti-Corruption and Bribery Regulations, with the intervention, in the name, interest, or benefit of the Company or the Shareholders.

For the purposes of this Section 4.23:

“Anticorruption and Bribery Regulations” means any anticorruption and anti-bribery regulations, both domestic and foreign, that may be applicable, in particular those laws and regulations of any relevant Argentine authority that are in force, including but not limited to Argentine Anticorruption Law No. 27,401 and the Argentine Penal Code applicable to actions and omissions arising from or related to this Agreement.

“Public Official” means any officer, employee, or person who performs a public function at any level and hierarchy, whether permanently or temporarily, as a result of appointment by popular election, direct appointment, competition, or any other legal means of appointment. Public function means any temporary or permanent activity, whether paid or unpaid, performed by a person on behalf of a State or in the service of a State or its entities, at any of its hierarchical levels and in any branch of government (including but not limited to the Executive, Legislative, and Judicial Powers). Public Official also means each and every official of an international public organization. Public Official also means each and every individual who is a public official in accordance with applicable laws and regulations.

4.24	Compliance with Exchange Regulations.

The Company has complied and currently complies with the Exchange Regulations that may be applicable to the Company and/or the Business. The Company has not breached or breached the Exchange Regulations, and no event has occurred that (whether by notice, the passage of time or both) could result in a breach or infringement of the Exchange Regulations.

4.25	Material Contracts and Commitments.

(i)	Schedule 4.25(i) includes each agreement or commitment for an amount greater than US$ 20,000 (twenty thousand United States Dollars), and any other agreement, commitment, ongoing negotiation and any subcontract thereof, in which the Company is a party and that:

(a)	is a service agreement with customers;

(b)	is a service or supply agreement for goods;

(c)	is a loan agreement, negotiable obligation, promissory note or other financial document;

(d)	is a guarantee or indemnity in respect of a debt of any Person that may require the Company to make payments in the future, or is a mortgage, security agreement or other agreement to secure the debts of any Person and that creates a Lien on any of the assets of the Company;

(e)	is a lease agreement relating to real estate or Essential Assets;

(f)	imposes a right of preference, option, or other restriction with respect to the Company’s assets or property;

(g)	is an agreement that limits the Company’s ability or possibility to develop any line of business or compete with any Person;

(h)	is an agreement for the sale of goods or assets outside the Ordinary Course of Business, a letter of credit, a joint venture, partnership, promotion or co-marketing agreement, or similar agreement, or a license, including without limitation, intellectual property licenses; or

(i)	is a significant and material agreement for the Company that has not been disclosed under any of clauses (a) to (h) of this Section 4.25(i)(i).

(ii)	Each of the agreements and commitments listed in Schedule 4.25(i) hereof is valid and binding in accordance with its terms and conditions, and is in full force and effect. Neither the Company nor any other party thereto is in default or violation (or is alleged to be in default or violation) under any of the agreements or commitments to which it is a party, nor has it received notice of any intention to terminate or resolve any such agreement or commitment. No event or circumstance has occurred that (with or without notice or lapse of time, or both) would constitute a default under any of the agreements or commitments to which the Company is a party or result in their termination or permit the acceleration of any obligations or the reduction of any rights or benefits thereunder.

(iii)	The Company is not a party to any agreement with any Governmental Authority except for those listed in Schedule 4.25(iii). All agreements identified in Schedule 4.25(iii) have been entered into in accordance with Applicable Laws and the procurement regulations of each of the Governmental Authorities with whom they were entered into, and such compliance has not been questioned by any Governmental Authority or any Person.

4.26	Information Technology Systems and Equipment.

All information technology systems and equipment, including software and applications, used by the Company to carry out its Business, and listed in Schedule 4.26 of the Offer are adequate and sufficient for their development in the manner in which they are currently being conducted. The Company is the owner of all information technology equipment, including, without limitation, the computers necessary for its operations, in accordance with past practices. This Offer and the Contract, in the event that the Offer is accepted by the Buyer, shall not impose any restriction on the use of information technology systems, applications, equipment, and databases currently used by the Company in the manner in which they are currently used. All information technology systems, software, and applications used by the Company are owned and/or under current necessary licenses or permissions for use, either directly or through third-party service providers, and there is no copy or agreement that provides for the assignment of any right to use software or its sale, license, sublicense, rental, or transfer. The software products do not infringe third-party intellectual property.

4.27	Intelectual Property.

(i)	Schedule 4.27(i) of the Offer contains an accurate and complete list of all intellectual property rights that the Company uses to carry out its business. This Schedule indicates: (a) if applicable, whether a license has been granted to a third party; and (b) in the event that such intellectual property does not belong to the Company, identifying information regarding the agreement under which the Company uses such intellectual property.

(ii)	In the case of intellectual property whose rights are acquired constitutively by virtue of a mandatory registration system provided for in the Applicable Law, the intellectual property listed in said Schedule has been duly registered, filed, or applied for with the corresponding Governmental Authority, and such registrations, filings, and applications have been maintained in force and renewed appropriately in accordance with all legal requirements.

(iii)	To the best of the Sellers’ knowledge, there is no Encumbrance, claim or demand by any person in relation to the Intellectual Property.

(iv)	The Intellectual Property owned by the Company is not subject to any exclusive license agreement.

(v)	This Offer does not imply any restriction on the use of the Intellectual Property granted under license to the Company in the manner currently used;

(vi)	There are no fees, royalties, or other payments to be made to third parties by the Company in relation to the use of the Intellectual Property;

(vii)	The Company’s Intellectual Property is necessary and sufficient for the conduct of the Company’s Business in the manner in which it is carried out as of the Closing Date; and

(viii)	The Company is the owner or has valid, binding and enforceable rights to use all Intellectual Property without conflict or infringement of third-party rights. The use or exploitation of the Intellectual Property by the Company has not constituted an infringement, misappropriation or violation of third-party Intellectual Property. The use of any software without the corresponding licenses and its eventual identification in the Schedules of this document will not exempt the Sellers from liability for damages arising from the lack of such licenses in the event of a third-party claim.

4.28	The Sellers declare that the Company owes nothing to them and, furthermore, on the date of issuance of the Offer, they grant the broadest waiver to the Company, its representatives and administrators, of all claims, demands, liabilities and actions of any nature.

4.29	The Sellers do not enjoy any immunity and/or special situation that would prevent them from being subject to legal proceedings and liable to a conviction.

4.30	The Sellers acknowledge having received adequate and sufficient legal advice, and confirm that they have full knowledge of the scope of the rights and obligations contemplated in this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that as of the Closing Date and at all times up to and including the Closing Date (unless the respective representation and warranty expressly refers to a specific time in relation to which such representation or warranty is made), the following representations and warranties are and will be true and complete.

5.1	Buyer´s Capacity.

(i)	The Buyer has full legal capacity to enter into this Agreement and assume the obligations hereunder, and is not subject to any legal, judicial, or contractual restrictions regarding the disposition of the assets and rights included in this Agreement. This Agreement (and the obligations undertaken herein) has been duly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable in accordance with all its terms.

(ii)	The Buyer is not under bankruptcy protection, insolvency or in any similar proceedings, and has not requested the initiation of any of such proceedings, and no bankruptcy proceeding has been initiated or is pending against it, nor is the initiation of any such proceedings imminent, nor is it in a state of insolvency or payment cessation.

5.2	Corporate Faculties.

(i)	The acceptance and consequent execution of this Agreement implies that the Buyer has full powers and authority to consummate the transactions contemplated herein, and there are no legal, judicial or contractual restrictions to consummate the transactions contemplated herein. The acceptance and performance of this Agreement by the Buyer has been duly authorized by all required corporate resolutions and, if accepted, will constitute a valid and binding obligation for the Buyer, whose fulfillment is enforceable according to its terms. The Buyer has the necessary financial resources to pay the Acquisition Price to the Sellers in accordance with Section 2.1 and to make the capital contributions to the Company committed.

(ii)	The signatories on behalf of the Buyer are duly authorized to represent them in this transaction. .

5.3	Non-violation.

The acceptance of the Offer and the consequent execution of the Contract, the consummation of the operations hereunder, and the compliance by the Buyer, respectively, with this Contract in accordance with its terms and conditions, will not: (a) require the approval, consent, or action of, or the making of any filing or declaration with, or the giving of any notice to any Person; nor (b) conflict with, result in any breach of, or constitute a default under any of the terms or conditions of:

(i)	its Sections of incorporation or bylaws as currently in effect;

(ii)	any contract, instrument or agreement to which the Buyer or its Affiliates are a party;

(iii)	any Order binding on the Buyer or its Affiliates; or

(iv)	any applicable and in effect Law applicable to the Buyer.

SECTION 6

CERTAIN COMMITMENTS AND AGREEMENTS OF THE SELLERS AND THE BUYER

6.1	Taxes.

All Taxes, charges, rights and duties that may be applicable or claimed by the tax authorities in relation to the transactions contemplated in this Agreement and/or in any other document related to the transactions, shall be paid by the Party to which it corresponds in accordance with applicable law, unless expressly stated otherwise in this Agreement or any other document.

6.2	Expenses and Fees.

The Sellers, on the one hand, and the Buyer, on the other, shall bear their respective expenses incurred for the preparation, signature, and fulfillment of the Contract resulting from the Acceptance, and the operations contemplated therein, including, among others, the fees and expenses of lawyers, accountants, investment banks, financial advisors, and other agents and representatives. In addition, the Sellers, on the one hand, and the Buyer, on the other, mutually represent and warrant that negotiations relating to this Agreement and the operations contemplated herein have been conducted in such a way as not to give rise to valid claims against the other Party or the Company for brokerage fees, intermediary fees, or similar payments.

6.3	Confidentiality.

Unless there is an obligation to disclose pursuant to a court order or administrative process or, in the opinion of its legal advisors, under other requirements of the Law or that may be required to obtain the necessary authorizations to consummate the obligations mentioned herein, each of the Parties shall maintain, and shall order its representatives to maintain, in strict confidence all documents and information relating to the other Party and the Company that have been provided to it in the course of negotiation and in connection with the transactions contemplated herein until the Closing Date or thereafter supplied to it (except to the extent that it can be demonstrated that such information: (a) was known to the Party prior to being disclosed by the other Party; (b) was publicly known without any fault of the Party; or (c) was later lawfully obtained by the Party from sources not under a duty of confidentiality) and shall not disclose or divulge such information to any Person, except in connection with this Agreement, to its auditors, lawyers, financial advisors, and other consultants and advisors.

6.4	Communications.

The Sellers and the Buyer will mutually cooperate to prepare, as soon as possible after the Signing Date, a joint public communication or announcement about the operation contemplated herein, which may not be issued without the authorization of the Buyer, who, in any case, may make the communications required by the stock exchange regulations that apply to it.

SECTION 7

INDEMNITY

7.1	Obligation to Indemnify.

(i)	The Parties undertake to defend, indemnify and hold harmless the other Party for all and any Losses caused, derived or resulting from:

(a)	the violation, falsehood or inaccuracy of any representation, statement or warranty granted by such Party under this Agreement, or

(b)	the total or partial non-fulfillment by such Party of any of its commitments, agreements or obligations assumed under this Agreement, except for the obligations of the Parties as of the Execution Date and the Closing Date.

(ii)	The liability of the Parties under this Section shall be objective and, therefore, the Party shall not be required to prove negligence, knowledge or fault of the other Party. In order to determine whether the violation, falsehood or inaccuracy of any representation or warranty shall be taken into account, the exceptions, restrictions, conditions and limitations to such representations and warranties contained or informed in the Schedules to this Agreement shall be considered.

(iii)	Limitation of Indemnity.

(a)	The obligation of the Parties to indemnify and hold harmless the other Party shall not be limited to a maximum amount.

(b)	The Parties shall indemnify the other Party under this Section only when (a) it is a Loss or Damage whose individual amount is equal to or greater than US$5,000 (five thousand US dollars); or (b) as a result of a series of two or more Claims related to the same fact or circumstance, the amount of the Loss to be indemnified is equal to or greater than US$10,000 (ten thousand US dollars) (the “Recoverable Loss”). The obligation to indemnify shall be enforceable when the amount of the Recoverable Loss(es) (or the total sum of the Recoverable Losses, if there is more than one) exceeds the sum of US$50,000 (fifty thousand US dollars) (the “Minimum Threshold”), in which case the indemnification shall include the total amount of the Recoverable Loss(es) and not only the amount exceeding the Minimum Threshold. Once the Recoverable Loss(es) that have reached the Minimum Threshold have been effectively indemnified, the Party shall be liable for any new Recoverable Loss(es).

(c)	In the event of an indirect Loss suffered by the Buyer as a result of a Loss suffered by the Company, the obligation to defend, indemnify and hold harmless the Buyer for the Recoverable Loss shall be distributed among the Sellers in proportion to the Shares Transferred.

7.2	Term. Expiration.

(i)	The indemnity obligations of the Parties set forth in this Agreement shall remain in force for the applicable prescription period as from the Closing Date (the “Indemnity Period”)..

(ii)	Notwithstanding the foregoing, such indemnity obligations provided for above shall remain in force and continue after the expiration of the Indemnity Period with respect to any Claim that had been effectively made by the Indemnified Party to the Indemnifying Party in accordance with this Agreement prior to the expiration of the Indemnity Period and until the date of its effective resolution.

7.3	Indemnification Proceeding.

Every Party entitled to be indemnified by the other Party pursuant to Section 7 (the “Indemnified Party”) shall notify the indemnifying Party under such Section (the “Indemnifying Party”), as soon as possible, but in any event no later than ten (10) Business Days after the Indemnified Party becomes aware of the Loss or of a claim that could give rise to a Loss - whichever occurs first - (the “Indemnified Party Claim Notice”), provided, however, that no Loss shall be excluded from the Indemnifying Party’s obligation to indemnify on the basis that the Indemnified Party did not timely provide the Indemnified Party Claim Notice pursuant to this Section, unless the Indemnifying Party demonstrates that it has been effectively and materially prejudiced by the delay of the Indemnified Party in notifying, and/or that the Indemnified Party has deprived the Indemnifying Party of the opportunity to raise relevant defenses and/or exceptions that would have prevented the Loss or Damage.

The Indemnified Party Claim Notice shall describe the verified Loss or received Claim, its amount, evidence of any disbursement by the Indemnified Party, if applicable, as well as any document or element supporting the Indemnified Party Claim.

The Indemnifying Party shall, within 10 (ten) Business Days from receipt of the respective Indemnified Party Claim Notice, (i) pay to the Indemnified Party the amount of the Losses (including their breakdown and composition with the items duly disaggregated, indicated in the Indemnified Party Claim Notice) in accordance with Section 7.3, including, for the purposes of payment, express authorization to deduct the amount of the Losses from the In Kind Payment; or (ii) notify the Indemnified Party that the Indemnifying Party opposes the obligation to indemnify with respect to the Loss declared in the Indemnified Party Claim Notice, in which case the dispute shall be resolved in accordance with Section 9.6 of this Agreement, without prejudice to the fact that the Buyer may (until the dispute is resolved) withhold from the In Kind Payment an amount equivalent to the Losses in dispute. If the Indemnifying Party does not respond to an Indemnified Party Claim Notice within such period, the Loss that is the subject of such Indemnified Party Claim Notice shall be deemed consented to by the Indemnifying Party and the corresponding amount shall be paid immediately.

SECTION 8

OTHER COMMITMENTS

8.1	Non-Compete.

(i)	The Sellers agree that, for a period of 5 (five) years from the effective date of their separation from the Company and/or Moolec Science as employees, managers and/or Directors, whichever occurs last, throughout the territory of the Argentine Republic (the “Territory”), whether directly or indirectly, alone, in association with third parties, or on behalf of third parties, including but not limited to, as a sole owner, partner, shareholder, member, director, officer, employee, advisor, or representative of a company or joint venture, or as a participant, in any capacity, in a trust or other commercial organization or entity, they shall irrevocably undertake not to:

(a)	Be an owner or holder, manage, administer, advise, motivate, support, finance, operate, associate, control, or participate in the ownership, management, operation, or control, or be in any way connected with any business or activity that involves or may involve one, some, or all of the activities that make up the Business and/or developed by the Company, to the extent that such venture or activity is developed, in whole or in part, or has an effect in any region of the Territory;

(b)	Cause, induce, or assist in any way, the Employees of the Company to resign or terminate their employment or to violate an employment contract with the Company;

(c)	Perform the following activities without the prior written consent of the Buyer: (i) cause, induce or assist any person to cause or induce in any way, any person who is employed by the Company in the Territory as of the Closing Date, to resign or terminate their employment or to violate an employment contract with the Company; and (ii) attempt to persuade, invite, capture, divert or in any way take away, directly or indirectly, any client, supplier, holder of a license granted by or for the Company or other commercial counterparty of the Company (each, a “Commercial Counterparty”) to stop doing business with the Company, or to reduce the amount of business that a Commercial Counterparty has done or plans to do with the Company within the Territory. For all purposes, “Commercial Counterparty” shall mean (i) any person who was a Commercial Counterparty of the Company on the date of the Offer, or had been a Commercial Counterparty of the Company during the period of 1 (one) year immediately prior to the Closing Date; and (ii) any potential Commercial Counterparty with whom the Company had negotiated to incorporate as a Commercial Counterparty within the period of (1) one year immediately prior to the Closing Date;

(d)	Compete or enter into any agreement with any Person, directly or indirectly, for the purpose of competing directly or indirectly with the Business of the Company and/or any of the activities developed by the Company; and/or

(e)	Participate, directly or indirectly, in any bidding process with the aim of obtaining a concession for the exploitation of a business that competes directly or indirectly with the Business of the Company.

(ii)	The preceding provision shall not prevent or be construed in a way that prevents Sellers from directly or indirectly engaging in activities that are different or substantially different from the Business of the Company and/or any of the activities carried out by the Company.

(iii)	Sellers specifically agree that Buyer shall have the right to request injunctive relief, in addition to all other rights and remedies available under the Agreement, in connection with any breach by Sellers of any provision of this Section 8 and that, without prejudice to the foregoing, no right, power or remedy conferred or exercised by Buyer under this Section 9 is intended to be exclusive of any other right, power or remedy, all of which shall be cumulative and concurrent.

(iv)	In the event of a breach of this Section 8, Sellers shall be liable for any damages incurred by the Company and/or Buyer up to the Purchase Price.

8.2	Prohibition of Hiring.

Sellers agree that for a period of 5 (five) years from the date of their effective disengagement from the Company and/or Moolec Science as employees, managers and/or Directors, whichever is later, none of them or any of their Affiliates shall, without the prior written consent of Buyer, directly or indirectly offer employment or employ any Employee of the Company (except for those employees that Buyer has expressly allowed Sellers and/or their Affiliates to retain). The foregoing restrictions shall not apply to any offer of employment to any such employee (i) in response to a general public offer through advertising or similar means not specifically directed at such employee or the Company, or (ii) who was recommended to Sellers or their Affiliates, as applicable, by search firms, employment agencies or similar entities, provided that such entities were not specifically instructed by Sellers or their Affiliates to solicit employees of the other Party, but shall remain applicable to any work activity of such employee.

8.3	Transfer of property to the Company.

(i)	Mr. Alfredo Pedro Ricca undertakes, within a period of twelve (12) months or longer if required by the proceedings due to its conditions and the need for the consent of the mortgage creditor, to cause:

(a)	The release of the first-grade mortgage right over the Property in favor of Banco de la Nacion Argentina, CUIT 30-50001091-2, for the sum of $2,390,000, registered in Daily Entry 2561 of the Department of San Justo, Province of Córdoba, on May 10, 2013;

(b)	The release of the second-grade mortgage right over the Property in favor of Banco de la Nacion Argentina, CUIT 30-50001091-2, for up to the sum of US$1,050,000, registered in Daily Entry 889 of the Department of San Justo, Province of Córdoba, on February 7, 2018.

(c)	The subdivision of the Property in such a way that allows the transfer of the hectares of the Property where all the Essential Assets, other assets, and assets necessary to carry out the Business of the Company are located, according to the sketch attached hereto as Schedule 8.3(c) (the “Company’s Plant”).

(d)	Manage all additional permits necessary for the proper functioning of the Business of the Company on the Company’s Plant.

(e)	The transfer of the Company’s Plant to the Company, free of any lien or encumbrance and with all the necessary permits and authorizations for the proper functioning of the Company’s Business.

(ii)	Mr. Alfredo Pedro Ricca undertakes to act in good faith and with the necessary speed to successfully cause the above-mentioned actions within the established term. The expiration of the annual term set forth above, provided that Mr. Alfredo Pedro Ricca has acted diligently and the failure to execute and fulfill all the procedures is not a consequence of his actions, will not constitute default in the fulfillment of his obligations, as the parties assume that the management does not depend exclusively on Mr. Alfredo Pedro Ricca. Notwithstanding the foregoing, the Sellers agree that the Buyer may withhold the cancellation of the Payment in Kind until the completion of the process of subdivision of the Property and transfer of the Company’s Plant to the name of the Company under the terms of Section 2.3(i) of this Contract.

8.4	Management of environmental permits and authorizations.

(i)	The Sellers undertake, within a period of 6 (six) months, to initiate, by their own means or by hiring at their own expense an environmental consulting firm specialized in this type of management, the procedures for obtaining each and every one of the permits and authorizations required by the current Environmental Laws for the normal and correct development of the Company’s activities, including but not limited to the permits and authorizations detailed in Annex 8.4. Notwithstanding the foregoing, the Buyer shall have the option to cause the Company to hire the consulting firms, carry out the studies and manage the permits and authorizations required at the Sellers’ expense, and such cost shall be deductible or offsettable against the Payment in Kind.

8.5	Appointment of Managers. Salary and Vesting Plan:

(i)	The Buyer undertakes to cause the Company to appoint, as of the Closing Date, Mr. José Alfredo Ricca, Ms. María Victoria Ricca and Ms. María Florencia Ricca as managers of the Company, or to ratify them, if they are already holding such positions (the “Managers”), under the terms and conditions set forth below:

(a)	Each of the Managers shall receive a gross monthly salary of AR$1,200,000 (Argentine Pesos one million two hundred thousand) from the Company. Said salary shall be updated quarterly based on the monthly inflation measured by the Wholesale Price Index (IPIM) published by the INDEC. For each quarterly adjustment, the average of the three inflation indices published by the IPIM in the three months immediately preceding the adjustment shall be taken into account. The Company shall inform the Managers of the new updated salary within 10 Business Days following each adjustment;

(b)	Additionally, and once the compensation plan in Restricted Stock Units (RSUs) of Moolec Science S.A. (the “Vesting Plan”) is available, each of the Managers shall receive a monthly compensation in the form of RSUs equivalent to US$1,500 (United States Dollars one thousand five hundred).

(c)	From the effective date of the Vesting Plan, the Managers shall be entitled to receive retroactively as of the Closing Date, the total amount of RSUs owed to them for each month elapsed in which said plan was not yet in force.

(d)	The number of RSUs deliverable to the Managers each month will be calculated based on a 30-day period of the previous month’s volume-weighted average price (VWAP), as determined by the Company´s Board of Directors.

SECTION 9

GENERAL PROVISIONS

9.1	Cooperation.

Each Party shall use its best efforts to implement and carry out the operations contemplated in this Agreement, and to take or cause to be taken all measures to cooperate with the other Party and to perform or cause to be performed all acts necessary, appropriate or convenient to consummate the transactions contemplated herein.

9.2	Waiver.

Both the Sellers and the Buyer may at any time (i) grant extensions of time for the performance of any obligations or other acts of the other Party; (ii) waive any right arising from any inaccuracies in the representations and warranties of the other Party, contained herein or in any other document delivered hereunder; and (iii) waive compliance with any of the commitments, obligations or conditions of the other Party contained herein. Any such agreement by a Party to such extension or waiver shall be valid if in writing and signed by the Party granting such extension or waiver. The failure to exercise a right, power or privilege provided herein, or the delay in exercising it, by any of the Parties shall not be deemed a waiver thereof, nor shall the singular or partial exercise of any of them be deemed a bar to exercising the other rights, powers or privileges.

9.3	Notices.

(i)	Domicilies. Unless notified otherwise, the Parties shall respectively constitute their domiciles at the place indicated in Section 9.3.(ii). Either Party may change its domicile by prior written notice to the other Party in accordance with the procedure provided therein..

(ii)	Notices and communications. All notices and other communications sent between the Parties under this Agreement shall be effective upon receipt, and shall be made in writing exclusively to the domiciles constituted through any of the following means, which for purposes of this Agreement shall be considered to be made in a reliable manner: (a) in person (with acknowledgment of receipt by the notified Party); (b) registered letter with return receipt requested; (c) notarial deed; or (d) e-mail.

Tot the Sellers	Salta 3248 (2400) San Francisco, Cordoba Attention: Alfredo Pedro Ricca Via e-mail to: valora@valorasoy.com
Tot the Buyer:	Moolec Science S.A. Ocampo bis 210, Rosario Sud (2000) Province of Santa Fe Attention: Gaston Paladini / Florencia Bottero Via e-mail to: gaston@moolecscience.com florencia@moolecscience.com

Either Party may, by prior notification to the other Party, modify the address and/or the contact person to whom notices and other communications must be sent.

9.4	Applicable Law.

This Agreement and the obligations that may arise from its acceptance shall be governed by the laws of the state of New York and shall be interpreted in accordance with those laws, excluding the rules on conflict of laws.

9.5	Applicable Language.

This Agreement will be executed in Spanish on the date indicated in the header. In the event of any discrepancy regarding the meaning or scope of any of the terms or provisions of this Agreement, the copy signed in the Spanish language shall prevail.

9.6	Dispute Resolution. Arbitration.

(i)	Arbitration. In the event of acceptance of this Agreement, in case of any dispute, the Parties will always negotiate and try to resolve any dispute in good faith in an amicable manner. If the dispute is not resolved amicably within thirty (30) days of the start of negotiations to that effect, they will submit the dispute to arbitration, in accordance with the Rules of Arbitration (the “ICC Arbitration Rules”) of the International Chamber of Commerce (“ICC”).

(ii)	Procedure. The arbitration shall be conducted before an arbitral tribunal composed of three (3) arbitrators appointed as follows: one arbitrator shall be appointed by the Buyer, and one arbitrator shall be appointed by the Sellers. The third arbitrator shall be appointed by the ICC and shall be the presiding arbitrator. The arbitral tribunal shall decide the issues submitted to it as arbitrators of law in accordance with the laws of New York. The arbitration shall be conducted in Spanish. The seat of the arbitration shall be the city of New York, United States. All evidentiary documentation shall be accompanied in Spanish, and all evidence produced, as well as the proceedings themselves, shall be confidential. The arbitral tribunal shall decide how the costs of the arbitration shall be allocated, following the general principle that the losing party shall bear the costs and expenses of the proceeding.

(iii)	Award. The arbitral award, whether partial or final, shall be final and binding on the Parties, as applicable, who shall waive to the fullest extent permitted by law any right of appeal or judicial review of the arbitral award.

(iv)	Validity. The Parties expressly establish that this arbitration clause shall be considered as an autonomous and independent agreement from the other stipulations contained in this Agreement and that the total or partial nullity thereof shall not imply the nullity of this arbitration clause. The arbitral tribunal shall have the power to decide: (i) on its own jurisdiction; (ii) on the existence or validity of the arbitration clause; and (iii) to grant interim measures in favor of any party in accordance with the ICC Arbitration Rules.

(v)	Interim Measures. Without prejudice to the provisions of this Clause 9, the Parties may request an interim measure or other precautionary measure from the competent court.

9.7	Headings.

The headings of the Sections and Paragraphs contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8	Integrity.

This Agreement, including the Schedules attached hereto and the documents referred to herein, constitutes the entire and integrated understanding of the terms and conditions derived from the transactions referred to and supersedes all other prior written or oral agreements with respect to its subject matter.

9.9	Amendments and Modifications.

This Agreement may only be amended or modified by written agreement of the Parties hereto.

9.10	Binding Effect; Benefits.

This Agreement shall be binding upon the Parties and shall inure to the benefit of such Parties and their respective permitted successors and assigns; nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto and their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11	Assignment.

Neither Party may assign this Contract or the rights and obligations arising from its acceptance, either in whole or in part, without the prior written consent of the other Party, except that the Buyer may assign its rights and obligations hereunder to MOOLEC SCIENCE LTD, a company incorporated under the laws of the United Kingdom and having its registered office at Innovation Centre Gallows Hilll, Warwick, England CV34 6UW, without any further requirements than to notify such assignment to the Beneficiaries.

9.12	Severavilty.

The invalidity or unenforceability of any provision or provisions of this Agreement as determined by a court of competent jurisdiction, whether in whole or in part, shall not affect the validity, enforceability, and applicability of any other provision or provisions of this Agreement, or the remainder of such provision or provisions, which shall remain valid and enforceable to the fullest extent permitted by law.